UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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TESORO CORPORATION
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On April 21, 2011, Tesoro Corporation submitted the following letter to Fidelity Management and Research Company regarding our 2011 Long-Term Incentive Plan.

Tesoro Corporation
19100 Ridgewood Parkway
San Antonio, Texas 78259

April 21, 2011

Fidelity Management and Research Company
Attn:  Gina R. Caires
Investment Proxy Research
One Spartan Way TS1E
Merrimack, NH 03054

Re: Tesoro Corporation 2011 Long-Term Incentive Plan

Dear Ms. Caires:

Thank you for taking an opportunity to discuss your feedback on our 2011 Proxy Statement which includes a proposal for shareholder approval of our 2011 Long-Term Incentive Plan (the “Plan”). We understand that Fidelity has identified specific features in the Plan which are inconsistent with your current voting guidelines as they apply to equity grants. In response, we will recommend to our Board of Directors during the next fiscal year that the Plan be amended to include that non-employee directors are subject to the following provisions:

•	A minimum 1-year restriction period for performance awards; and
•	A minimum 3-year restriction period for non-performance based awards (not to include Stock Appreciation Rights (SARs) or Stock Options).

As a result of our commitment to your recommended changes, we hope to receive your support of the proposal for our 2011 Plan in this year’s Proxy Statement. Please do not hesitate to contact me with any questions related to the information provided within this letter or regarding our 2011 Proxy Statement. I can be reached at 210-626-4280 or via email at charles.s.parrish@tsocorp.com.

Sincerely,

/s/ Charles S. Parrish

Charles S. Parrish
Executive Vice President, General Counsel and Secretary